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                                                  OMB APPROVAL
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UNITED STATES                                     OMB Number: 3235-0101
SECURITIES AND EXCHANGE COMMISSION                Expires:      May 31, 2000
Washington, DC  20549                             Estimated average burden
                                                  hours per response ..... 2.0
FORM 144                                          ------------------------------
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NOTICE OF PROPOSED SALES OF SECURITIES            SEC USE ONLY
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933  -------------------------
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                                                  DOCUMENT SEQUENCE NO.

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                                                  CUSIP NUMBER

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                                                  WORK LOCATION

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ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1.   (a) NAME OF ISSUER (Please type or print)
          Streamline.com, Inc.

     (b) IRS IDENT. NO.
          04-3187302

     (c) S.E.C. FILE NO.
          000-26133

     (d) ADDRESS OF ISSUER
          27 Dartmouth Street           Westwood          MA
02090
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                     (STREET)                             (CITY)         (STATE)
(ZIP CODE)

     (e) TELEPHONE NO.
          781-407-1900
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          (AREA CODE)     (NUMBER)
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2.   (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
          DDJ Canadian High Yield Fund

     (b) IRS IDENT. NO.
          T18-2858-48

     (c) RELATIONSHIP TO ISSUER
          Stockholder

     (d) ADDRESS
          141 Linden Street, Suite 4    Wellesley         MA          02482-7910
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          (STREET)                               (CITY)      (STATE)     (ZIP
     CODE)
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INSTRUCTION:    The person filing this notice should contact the issuer to obtain the I.R.S.
           Identification Number and the S.E.C. File Number.

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3  (a)                 (b)                              (c)
               Name and Address of                   Number of
               Each Broker Through                   Shares or
Title of the Whom the Securities are   SEC USE ONLY Other Units
 Class of to be Offered or Each ------------ To Be Sold Securities Market Maker who is Broker-Dealer (See instr.
To Be Sold   Acquiring the Securities  File Number     3(c))

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Common Stock     Spear, Leeds & Kellogg Capital          2,701
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                 10 Exchange Place, Jersey City, NJ  07302
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3  (d)                 (e)                 (f)            (g)
Number of
Aggregate           Shares or          Approximate    Name of Each
  Market           Other Units         Date of Sale    Securities
  Value            Outstanding         (See instr.      Exchange
(See instr.        (See instr.            3(f))       (See instr.
  3(d))               3(e))           (MO. DAY YR.)      3(g))

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$26,503.56 as of 11/22/99               18,373,796      November 30, 1999
NASDAQ
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INSTRUCTIONS:

1.   (a) Name of issuer
     (b) Issuer's I.R.S. Identification Number
     (c) Issuer's S.E.C. file number, if any
     (d) Issuer's address, including zip code
     (e) Issuer's telephone number, including area code

2.   (a) Name of person for whose account the securities are to be sold
     (b) Such person's I.R.S. identification number, if such person is an entity
     (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
     (d) Such person's address, including zip code

3.   (a) Title of the class of securities to be sold
     (b) Name and address of each broker through whom the securities are intended to be sold
     (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
     (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
     (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
     (f) Approximate date on which the securities are to be sold
     (g) Name of each securities exchange, if any, on which the securities are intended to be sold

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                  SEC 1147(7-97)
                         TABLE I - SECURITIES TO BE SOLD

        Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                            Name of Person
                 Nature offrom Whom AcquiredAmount ofDate Nature
Title ofDate youAcquisition(If gift, also giveSecurities    of   of
the ClassAcquiredTransactiondate donor acquired)   AcquiredPayment    Payment
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Common Stock      9/18/98       Private Placement    Issuer 2,857     9/18/98
Cash
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INSTRUCTIONS:

1.If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

      Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.


                                             Amount of
Name and Address of SellerTitle of Securities Sold    Date of Sale    Securities
SoldGross Proceeds
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N/A
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REMARKS:


INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing his notice.


ATTENTION:

The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


November 30, 1999
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     (DATE OF NOTICE)

DDJ Canadian High Yield Fund
By:                             DDJ Capital Management, LLC,
     its attorney-in-fact

     /s/ David J. Breazzano
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     (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE
          FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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SEC 1147 (7-97)